FOR IMMEDIATE RELEASE

Brookdale Modifies Corporate Line of Credit

Nashville, Tenn. April 3, 2013 – Brookdale Senior Living Inc. announced today that it has modified its existing revolving credit facility with GE Capital, Healthcare Financial Services. The modification extended the maturity date of the facility to March 31, 2018 and decreased certain costs associated with the facility.  The modification also provides options to increase the committed amount initially from $230,000,000 to $250,000,000 and thereafter from $250,000,000 up to $350,000,000.

The modification decreases the interest rate payable on advances (reducing the LIBOR floor by 1.5% and the spread by 1.25%) and reduces the fee payable on the unused portion of the facility from 1.0% to 0.5% per annum.

The revolving credit facility is secured by first priority mortgages on certain of the Company's communities.  Availability under the revolving credit facility will vary from time to time as it is based on borrowing base calculations related to the appraised value and performance of the communities securing the facility.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 650 communities in 36 states and the ability to serve approximately 67,000 residents.  Through its Innovative Senior Care program, the Company also offers a range of outpatient therapy, home health and hospice services, primarily to residents of its communities.

Contact:
Brookdale Senior Living Inc.
Ross Roadman
Senior Vice President, Investor Relations
(615) 564-8104